Exhibit 4.2

AMENDMENT TO RIGHTS AGREEMENT

     THIS AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”), dated as of May 6, 2009, between LOGICVISION, INC., a Delaware corporation (the “Company”), and MELLON INVESTOR SERVICES LLC, a New Jersey limited liability company, in its capacity as Rights Agent (the “Rights Agent”), is made with reference to the following facts:

     A. The Company and the Rights Agent entered into that certain Rights Agreement dated as of December 16, 2008 (the “Agreement”) in order to implement a stockholder rights plan as more fully described therein. Terms with initial letters capitalized that are not otherwise defined herein shall have their respective meanings as set forth in the Agreement.

     B. The Board of Directors of the Company has determined that it is in the best interests of the Company to enter into that certain Agreement and Plan of Merger dated as of May 6, 2009 (the “Merger Agreement”), by and among the Company, Mentor Graphics Corporation, an Oregon corporation (“Parent”), and Fulcrum Acquisition Corporation, a Delaware corporation (“Merger Sub”).

     C. Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, which shall be the surviving corporation, in accordance with the General Corporation Law of the State of Delaware.

     D. There is not as of the date hereof any Acquiring Person and no Distribution Date has occurred under the Agreement.

     E. The Company desires to amend the Agreement to: (i) to render the Agreement inapplicable to the Merger Agreement, the Merger (as defined in the Merger Agreement), the Support Agreements (as defined in the Merger Agreement) and the other transactions contemplated thereby; (ii) ensure that (A) none of Parent, Merger Sub nor any of their Affiliates will become an Acquiring Person pursuant to the Agreement and (B) none of a Stock Acquisition Date, a Distribution Date or a Triggering Event shall occur, in the case of clauses (A) or (B), by reason of the approval or execution of the Merger Agreement, the announcement or consummation of the Merger, the Merger Agreement, the Support Agreements (as defined in the Merger Agreement) or the other transactions contemplated thereby; and (iii) provide that the Final Expiration Date of the Agreement shall occur immediately prior to the effective time of the Merger.

     F. All acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

     NOW, THEREFORE, pursuant to Section 27 of the Agreement, the Company and the Rights Agent hereby amend, effective upon the date hereof, the Agreement as follows:

     1. Amendment of Section 1(a). The definition of “Acquiring Person” set forth in Section 1(a) of the Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, none of Mentor Graphics Corporation (“Parent”) or Fulcrum Acquisition Corporation (“Merger Sub”), or any of their respective Affiliates or Associates shall be deemed to be an Acquiring Person by virtue of (i) the approval, execution or delivery of the Agreement and Plan of Merger dated as of May 6, 2009, by and among Parent, Merger Sub and the Company, as amended from time to time (the “Merger Agreement”), (ii) the consummation of the Merger (as defined in the Merger Agreement), (iii) the entry by certain stockholders of the Company into Support Agreements (as defined in the Merger Agreement) by and between each of such stockholders and Parent, (iv) the consummation of any of the other transactions contemplated in the Merger Agreement, or (v) the public announcement of any of the foregoing (each such event, an “Exempt Event”).”

     2. Amendment of Section 1(g). The definition of “Distribution Date” set forth in Section 1(g) of the Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, the Distribution Date shall not be deemed to have occurred as a result of any Exempt Event.”

     3. Amendment of Section 1(i). The definition of “Final Expiration Date” set forth in Section 1(i) of the Agreement is hereby amended and restated to read in its entirety as follows:

“(i) “Final Expiration Date” shall mean, for all purposes of this Agreement, the earliest to occur of: (i) Close of Business on December 16, 2009; provided, however, that if a Distribution Date occurs on or before such day, then such term shall mean the Close of Business on December 31, 2010; or (ii) immediately prior to the Effective Time (as defined in the Merger Agreement).”

     4. Amendment of Section 1(m). Section 1(m) of the Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, the Stock Acquisition Date shall not be deemed to have occurred as a result of any Exempt Event.”

     5. Amendment of Section 1(p). Section 1(p) of the Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Triggering Event shall not be deemed to have occurred as a result of any Exempt Event.”

     6. Amendment of Section 11(a). Section 11(a) of the Agreement is amended to add the following clause (iv):

“(iv) Notwithstanding the foregoing or anything in this Agreement to the contrary, this Section 11(a) shall not apply to any Exempt Event, and no Exempt Event shall be deemed to be a Section 11 Event or to cause the Rights to be adjusted or exercisable in accordance with, or any other action to be taken or obligation to arise pursuant to, this Section 11.”

     7. Amendment of Section 13. Section 13 of the Agreement is amended to add the following subsection (e):

“(e) Notwithstanding anything in this Agreement to the contrary, no Exempt Event shall be deemed to be a Section 13 Event or to cause the Rights to be adjusted or exercisable in accordance with, or any other action to be taken or obligation to arise pursuant to, this Section 13.”

     8. Amendment to Add Section 36. The Agreement is amended to add a new Section 36, which shall read in its entirety as follows:

“36. Termination and Notice. Notwithstanding anything to the contrary contained in this Agreement: (i) this Agreement shall terminate and the Rights shall expire and be of no further force and effect immediately prior to the Effective Time (as defined in the Merger Agreement); and (ii) no Triggering Event shall be deemed to occur under this Agreement as a result of (x) the execution of the Merger Agreement, (y) the consummation of the Merger (as defined in the Merger Agreement) or any of the other transactions contemplated by the Merger Agreement or (z) any other Exempt Event. The Company shall promptly notify the Rights Agent in writing upon the occurrence of the Effective Time and, if such notification is given orally, the Company shall confirm same in writing on or prior to the Business Day next following. Until such notice is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes that the Effective Time has not occurred.”

     9. Agreement as Amended. The term “Agreement” as used in the Agreement shall be deemed to refer to the Agreement as amended hereby. Except as set forth herein, the Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.

     10. Counterparts. This Amendment may be executed in any number of counterparts, each which shall be deemed an original, and all of this together shall constitute one instrument.

     11. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and to be performed entirely within such state; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

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     IN WITNESS WHEREOF, this Amendment is executed as of the date first written above.

LOGICVISION, INC.

By:	/s/ James T. Healy
Name:	James T. Healy
Title:	President and Chief Executive Officer

MELLON INVESTOR SERVICES LLC,
as Rights Agent

By:	/s/ Maria G. Cooper
Name:	Maria G. Cooper
Title:	Relationship Manager